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                                                                EXHIBIT 2



                         AGREEMENT AND PLAN OF MERGER

                                    AMONG

                          PACIFIC SCIENTIFIC COMPANY

                            M1 ACQUISITION CORP.,

                                MET ONE, INC.

                                     AND

                             THE SHAREHOLDERS OF

                                MET ONE, INC.


                              December 29, 1995





        6.8 Pooling Restrictions on Transactions in PSC Stock. To the extent reasonably requested by PSC, each of the Shareholders will execute such additional documentation required by PSC's independent public accountants, the Securities and Exchange Commission or the NYSE with respect to pooling-of-interests accounting issues. PSC has informed the Shareholders that it is a material factor to PSC in entering into this Agreement that the transactions contemplated by this Agreement be treated as a pooling-of-interests under generally accepted accounting principles.
Therefore, notwithstanding any other provision of this Agreement, prior to the publication and dissemination by PSC of consolidated financial results which include results of combined operations of M1 and PSC for at least thirty days on a consolidated basis following the Closing Date, the Shareholders shall not sell or otherwise transfer or dispose of any shares of the PSC Stock received by the Shareholders (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). The Shareholders covenant and agree with PSC to hold their shares of PSC Stock until the publication and dissemination of financial statements by PSC which include the results of at least thirty (30) days of combined operations of PSC and M1 and consent to the entry of stop transfer instructions with PSC's transfer agent to prevent the transfer of the shares of PSC Stock and the Petralli
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Shares in violation of this Section 6.8.  Additionally, the certificates evidencing the PSC Stock to be received by the Shareholders will bear a legend substantially in the form set forth below:

        THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD,
        TRANSFERRED OR ASSIGNED, AND PACIFIC SCIENTIFIC COMPANY SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY PACIFIC SCIENTIFIC COMPANY WHICH INCLUDE THE RESULTS OF AT LEAST THIRTY
        (30) DAYS OF COMBINED OPERATIONS OF PACIFIC SCIENTIFIC COMPANY AND THE COMPANY ACQUIRED BY PACIFIC SCIENTIFIC COMPANY FOR WHICH THESE SHARES ARE ISSUED. UPON THE WRITTEN REQUEST OF THE STOCKHOLDERS DIRECTED TO PACIFIC SCIENTIFIC COMPANY, AND SATISFACTION OF COVENANTS SET FORTH IN
        SECTION 6.8 OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 29, 1995, PACIFIC SCIENTIFIC COMPANY AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENTS).

        PSC covenants and agrees to cause its transfer agent and registrar to remove the foregoing legend from the PSC Stock received by the Shareholders upon the request of the Shareholders following the publication and dissemination of PSC's financial statements for the period described above.

        PSC agrees in good faith to attempt to publicly release the financial results of its consolidated operations for the month ended January 31, 1996 on or before February 29, 1996; provided, however, that the parties hereto agree and acknowledge that PSC shall not be obligated to release such results by such date or incur any liability should it fail to do so by that date. PSC further agrees (without the qualification set forth in the previous sentence) to publicly release the financial results of its consolidated operations for the month ended January 31, 1996 on or before March 30, 1996.





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